Exhibit 4.27
EXECUTION

GUARANTEE AGREEMENT
Between
COUNTRYWIDE FINANCIAL CORPORATION
as Guarantor,
and
THE BANK OF NEW YORK
as Trustee,
dated as of November 8, 2006

CROSS-REFERENCE TABLE*

Section of
Trust Indenture Act	Section of
of 1939, as amended	Guarantee Agreement
310(a).	4.1(a)
310(b).	4.1(c), 2.8
310(c).	Inapplicable
311(a).	2.2(b)
311(b).	2.2(b)
311(c).	Inapplicable
312(a).	2.2(a)
312(b).	2.2(b)
313.	2.3
314(a).	2.4
314(b).	Inapplicable
314(c).	2.5
314(d).	Inapplicable
314(e).	1.1, 2.5
314(f).	3.2
315(a).	3.1(d)
315(b).	2.7
315(c).	3.1
315(d).	3.1(d)
316(a).	1.1, 2.6, 5.4
316(b).	Inapplicable
316(c).	Inapplicable
317.	3.1(b)
318.	2.1

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

GUARANTEE AGREEMENT
          This GUARANTEE AGREEMENT, dated as of November 8, 2006 is executed and delivered by COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the “Guarantor”) having its principal office at 4500 Park Granada, Calabasas, California 91302, and the Guarantee Trustee (as defined herein), for the benefit of the Holders (as defined herein) from time to time of the Capital Securities and Common Securities (each as defined herein and together, the “Trust Securities”) of Countrywide Capital V, a Delaware statutory trust (the “Trust”).
          WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of November 8, 2006 (the “Trust Agreement”), among the Guarantor, as Depositor, the Property Trustee and the Delaware Trustee named therein, the Administrative Trustees named therein and the Holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing up to $1,495,000,000 aggregate Liquidation Amount (as defined in the Trust Agreement) of its 7% Capital Securities, Liquidation Amount $25 per preferred security (the “Capital Securities”) representing preferred undivided beneficial interests in the assets of the Trust and having the terms set forth in the Trust Agreement;
          WHEREAS, the Capital Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Common Securities, will be used to purchase the Debentures (as defined in the Trust Agreement) of the Guarantor which will be deposited with The Bank of New York, as Property Trustee under the Trust Agreement, as trust assets; and
          WHEREAS, as incentive for the Holders to purchase Trust Securities the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Trust Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Trust Securities.
ARTICLE I.
DEFINITIONS
          Section 1.1. Definitions.
          As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

          “Board of Directors” means either the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder or any directors or officers of the Guarantor to whom such board of directors or such committee shall have duly delegated its authority.
          “Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 90 days after receipt of such notice.
          “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Securities, to the extent not paid or made by or on behalf of the Trust: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Trust Securities, to the extent the Trust shall have sufficient funds available therefor at such time, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”), with respect to any Trust Securities called for redemption by the Trust, to the extent the Trust shall have sufficient funds available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Trust, unless Debentures are distributed to the Holders, the lesser of (a) the aggregate of the Liquidation Amount plus accrued and unpaid Distributions to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law (in either case, the “Liquidation Distribution”).
          “Guarantee Trustee” means The Bank of New York, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.
          “Holder” means any holder, as registered on the books and records of the Trust, of any Trust Securities; provided, however, that in determining whether the holders of the requisite percentage of Trust Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.
          “List of Holders” has the meaning specified in Section 2.2(a).
          “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, any Executive Managing Director or any Senior Managing Director, and by the Chief Financial Officer, the Treasurer or the Assistant Treasurer, Cash Management, of the Guarantor, and delivered to the Guarantee Trustee. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

          (a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;
          (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;
          (c) a statement that each officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
          (d) a statement as to whether, in the opinion of each officer, such condition or covenant has been complied with.
          “Responsible Officer” when used with respect to the Guarantee Trustee means any officer of the Guarantee Trustee assigned by the Guarantee Trustee from time to time to administer its corporate trust matters.
          “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.
          “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
ARTICLE II.
TRUST INDENTURE ACT
          Section 2.1. Trust Indenture Act; Application.
          (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.
          (b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.
          Section 2.2. List of Holders.
          (a) The Guarantor shall provide the Guarantee Trustee with a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (“List of Holders”), (i) on each record date for the payment of Distributions or the Redemption Price on the Capital Securities, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders. Such list shall be as of a date no more than 14 days before such List of Holders is given to the Guarantee Trustee. The Guarantor shall not be obligated to provide such List of

Holders if at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
          (b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.
          Section 2.3. Reports by the Guarantee Trustee.
          The Guarantee Trustee shall transmit to Holders such reports concerning the Guarantee Trustee and its actions under this Guarantee Agreement as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto. If required by Section 313(a) of the Trust Indenture Act, the Guarantee Trustee shall, within sixty days after each May 15 following the date of this Guarantee Agreement deliver to Holders a brief report, dated as of such May 15, which complies with the provisions of such Section 313(a). If required by Section 313(b) of the Trust Indenture Act, the Guarantee Trustee shall deliver to Holders a brief report within the applicable period and in the manner specified by such Section 313(b).
          Section 2.4. Periodic Reports to the Guarantee Trustee.
          The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).
          Section 2.5. Evidence of Compliance with Conditions Precedent.
          The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) of the Trust Indenture Act may be given in the form of an Officers’ Certificate.
          Section 2.6. Events of Default; Waiver.
          The Holders of a majority in aggregate Liquidation Amount of the Capital Securities may, by vote, on behalf of the Holders, waive any past default and its consequences. Upon such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this

Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.
          Section 2.7. Event of Default; Notice.
          (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
          (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained written notice, of such Event of Default.
          Section 2.8. Conflicting Interests.
          The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III.
POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE
          Section 3.1. Powers and Duties of the Guarantee Trustee.
          (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.
          (b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

          (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
          (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:
(A)	the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

(B)	in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);
     (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
     (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in aggregate Liquidation Amount of the Capital Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and
     (iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.
          Section 3.2. Certain Rights of Guarantee Trustee.
          (a) Subject to the provisions of Section 3.1:
     (i) the Guarantee Trustee may conclusively rely and shall be protected in acting or refraining from acting in good faith upon any resolution, Opinion of Counsel, certificate, written representation of a Holder or transferee, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (ii) if (A) in performing its duties under this Guarantee Agreement the Guarantee Trustee is required to decide between alternative courses of action or (B) in construing any of the provisions of this Guarantee Agreement the Guarantee Trustee finds the same ambiguous or inconsistent with any other provisions contained herein or (C) the Guarantee Trustee is unsure of the application of any provision of this Guarantee Agreement, then, except as to any matter as to which the Capital Securityholders are entitled to vote under the terms of this Guarantee Agreement, the Guarantee Trustee shall deliver a notice to the Guarantor requesting written instructions of the Guarantor as to the course of action to be taken and the Guarantee Trustee shall take such action, or refrain from taking such action, as the Guarantee Trustee shall be instructed in writing to take, or to refrain from taking, by the Guarantor; provided, however, that if the Guarantee Trustee does not receive such instructions of the Guarantor within ten Business Days after it has delivered such notice, or such reasonably shorter period of time set forth in such notice (which to the extent practicable shall not be less than two Business Days), it may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Guarantee Agreement as it shall deem advisable and in the best interests of the Securityholders, in which event the Guarantee Trustee shall have no liability except for its own bad faith, negligence or willful misconduct;

     (iii) any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate;
     (iv) whenever in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it reasonably necessary that a matter be established before undertaking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;
     (v) the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (including any financing or continuation statement or any filing under tax or securities laws) or any rerecording, refiling or reregistration thereof;
     (vi) the Guarantee Trustee may consult with counsel of its selection (which counsel may be counsel to the Guarantor or any of its Affiliates, and may include any of its employees) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and in accordance with such advice; the Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction;
     (vii) the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any of the Capital Securityholders pursuant to this Guarantee Agreement, unless such Capital Securityholders shall have offered to the Guarantee Trustee reasonable security or indemnity satisfactory to the Guarantee Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that nothing contained in this Section 3.2(a)(vii) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement;
     (viii) the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other evidence of indebtedness or other paper or document, unless requested in writing to do so by one or more Holders, but the Guarantee Trustee may make such further inquiry or investigation into such facts or matters as it may see fit;
     (ix) the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its third party agents or attorneys and the Guarantee Trustee shall be responsible for its own negligence or recklessness with respect to the selection of any such agent or attorney appointed by it hereunder;
     (x) whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it reasonably necessary to receive written instructions with respect to enforcing any remedy or right or taking any other action hereunder the Guarantee Trustee (A) may request written instructions from the Holders of the Trust Securities which written instructions may only be given by the Holders of the same proportion in Liquidation Amount of the Trust Securities as would be entitled to direct the Guarantee Trustee under the terms of this Guarantee Agreement in respect of such remedy, right or action, (B) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received and (C) shall be protected in acting in accordance with such written instructions;
     (xi) except as otherwise expressly provided by this Guarantee Agreement, the Guarantee Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Guarantee Agreement;
     (xii) in no event shall the Guarantee Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;
     (xiii) the Guarantee Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Guarantee Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Guarantee Trustee at the Corporate Trust Office of the Guarantee Trustee, and such notice references this Guarantee Agreement; and
     (xiv) the rights, privileges, protections, immunities and benefits given to the Guarantee Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Guarantee Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
     No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the

Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.
          Section 3.3. Indemnity.
          The Guarantor agrees to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
ARTICLE IV.
GUARANTEE TRUSTEE
          Section 4.1. Guarantee Trustee: Eligibility.
          (a) There shall at all times be a Guarantee Trustee which shall:
     (i) not be an Affiliate of the Guarantor; and
     (ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and have a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the applicable supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
          (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).
          (c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
          Section 4.2. Appointment, Removal and Resignation of the Guarantee Trustee.
          (a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

          (b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor. If an instrument of acceptance by a Successor Guarantee Trustee shall not have been delivered to the Guarantee Trustee within 30 days after such removal, the Guarantee Trustee being removed may petition any court of competent jurisdiction for the appointment of a Successor Guarantee Trustee.
          (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.
          (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.
ARTICLE V.
GUARANTEE
          Section 5.1. Guarantee.
          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert, other than defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.
          Section 5.2. Waiver of Notice and Demand.
          The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          Section 5.3. Obligations Not Affected.
          The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Securities to be performed or observed by the Trust;
          (b) the extension of time for the payment by the Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Securities;
          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Securities, or any action on the part of the Trust granting indulgence or extension of any kind;
          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;
          (e) any invalidity of, or defect or deficiency in, the Trust Securities;
          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
          There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.
          Section 5.4. Rights of Holders.
          The Guarantor expressly acknowledges that: (i) this Guarantee Agreement shall be deposited with the Guarantee Trustee to be held for the benefit of the Holders;

(ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a majority in aggregate Liquidation Amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) if the Guarantee Trustee fails to enforce this Guarantee Agreement, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person.
          Section 5.5. Guarantee of Payment
          This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of Debentures to Holders as provided in the Trust Agreement.
          Section 5.6. Subrogation.
          The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
          Section 5.7. Independent Obligations.
          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI.
COVENANTS AND SUBORDINATION
          Section 6.1. Subordination.
          The obligations of the Guarantor under this Guarantee Agreement shall constitute unsecured obligations of the Guarantor and shall rank subordinate and junior in right of payment to all other liabilities of the Guarantor to the same extent as the Debentures.
ARTICLE VII.
TERMINATION
          Section 7.1. Termination.
          This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Trust Securities, (ii) the distribution of Debentures to the Holders in exchange for all of the Trust Securities or (iii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Trust Securities or this Guarantee Agreement.
ARTICLE VIII.
MISCELLANEOUS
          Section 8.1. Successors and Assigns.
          All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.
          Section 8.2. Amendments.
          All amendments to this Guarantee Agreement shall be made by the Guarantor in compliance with this Section 8.2. Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders shall be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a majority in aggregate Liquidation Amount of all the outstanding Capital Securities and all the Common Securities, each voting separately as a class. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval. In addition, no amendment may be made to this Guarantee Agreement to the extent such amendment would affect the rights or obligations of the Guarantee Trustee without the prior approval of the Guarantee Trustee.
          Section 8.3. Notices.
          Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:
          (a) if given to the Guarantor, to the address set forth below or such other address or to the attention of such other Person as the Guarantor may give notice to the Holders:
Countrywide Financial Corporation
4500 Park Granada
Calabasas, California 91302
Attention: General Counsel
          (b) if given to the Guarantee Trustee, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantee Trustee may give notice to the Holders:
The Bank of New York
101 Barclay Street, Floor 8 West
New York, New York 10286
Attention: Corporate Trust Administration
Facsimile No.: (212) 815-5707
          (c) if given to any Holder, at the address set forth on the books and records of the Trust.
          All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

          Section 8.4. Benefit.
          This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Trust Securities.
          Section 8.5. Interpretation.
          In this Guarantee Agreement, unless the context otherwise requires:
          (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;
          (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;
          (c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;
          (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;
          (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;
          (f) a reference to the singular includes the plural and vice versa; and
          (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.
          Section 8.6. Governing Law.
          THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF).
          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION
By:	/s/ Jennifer S. Sandefur
Name:	Jennifer S. Sandefur
Title:	Senior Managing Director and Treasurer

THE BANK OF NEW YORK as Guarantee Trustee
By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Assistant Vice President